Exhibit 99.1

Can-Cal Resources Ltd. Announces

Resignation and Appointment of Directors

CALGARY, ALBERTA – September 23, 2016 - Can-Cal Resources Ltd. (“Can-Cal”) (OTCBB: CCRE) today made the following announcements:

Election of Directors

On September 21, 2016, Mr. Gary Oosterhoff, a long time shareholder of Can-Cal, was appointed as a director of Can-Cal. During the majority of his working career, Mr. Oosterhoff has been in the general insurance industry where he achieved the “Chartered Insurance Broker” designation, which at the time was the highest level attainable for general insurance brokers. He was the senior leader and majority shareholder of a thriving general insurance brokerage in Red Deer, Alberta, which was sold in 2001. Afterward, Gary continued in a teaching capacity throughout Alberta until 2009.

Additionally from 2001 to date, Gary has used his outstanding entrepreneurial experience and background talents in ground floor opportunities and went on to pursue the real estate business, which also has become very successful. Today Mr. Oosterhoff leads a syndication of high wealth investors for acquisition, development, construction, management and marketing of both residential and commercial holdings in central Alberta. Mr. Oosterhoff has also been a Board member providing regional governance under Alberta Housing Act.

Also on September 21, 2016, Mr. Cornelus (Case) Korver, another long time shareholder of Can-Cal, was appointed as a director of Can-Cal. Since 1962, Mr. Korver has been involved in thriving agricultural businesses near Rocky Mountain House, Alberta, initially with a prosperous family owned dairy operations dairy. In 1972, he expanded and diversified into several other successful agricultural business operations, including beef cattle, hay, grains and oilseeds. In 2008, Mr. Korver further transitioned into specialized custom grazing and hay for the Alberta equine market.

Mr. Korver has used his successful business savvy in various capital markets investments, the majority of which are private companies. He has continuously provided active service on various boards at both the Alberta Provincial and County levels including the Alberta Government Loan Appeal Board; County Police Advisory Committee; County Agriculture Service Board; Rocky Mountain Agriculture Society; Chair of Grey Wooded Forage Association; Counsel Member with Clearwater County; Chair of Central Alberta Milk Producers Association and Director, Rocky Natural Gas Co-op.

Resignation of Directors

On June 10, 2016, Mr. Richard Singleton resigned as a director of the Can-Cal and on September 21, 2016, Mr. Jonathan Legg and Mr. Timothy Nakaska resigned as directors of Can-Cal.

Can-Cal thanks each of them for their diligent service and wishes them all the best in their future endeavors’.

For Further Information, please contact:

Casey Douglass

(Chairman of the Board)

Can-Cal Resources Ltd.

#302, 4820 Gaetz Ave.

Red Deer, Alberta T4N 4A4

This release contains statements, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Information with respect to Can-Cal Resources Ltd. is contained in its filings with the Securities and Exchange Commission.